BODDIE-NOELL PROPERTIES, INC.
EXHIBIT 11:  COMPUTATION OF PER SHARE EARNINGS
YEAR ENDED DECEMBER 31, 1994


                                                     Price   # SHARES    Total Amt.
Common shares outstanding:
   January 1 - September 30                                  2,850,000
   October 1 - December 31                                   2,990,990
   Weighted average                                          2,885,248
Common stock equivalents:
   Options granted October 17, 1994                  $13.75    160,000
Other potentially dilutive securities:                         none

Assumed exercise of options @ January 1               13.75   160,000    $2,200,000
Assumed purchase of treasury stock w/proceeds
   Average price of stock (per AMEX reports)
         January                                      15.09
         February                                     14.94
         March                                        14.34
         April                                        13.80
         May                                          14.01
         June                                         13.94
         July                                         13.92
         August                                       14.15
         September                                    14.07
         October                                      14.10
         November                                     13.74
         December                                     13.15
            Overall average                          $14.10  (155,982)   (2,200,000)
Assumed increase(decrease) in # shares/equity                   4,018    $        -
Weighted average # shares outstanding                       2,885,248
Assumed # shares for calculation of
   earnings per common and common equivalent share          2,889,265

Net income, year ended December 31, 1994                                 $2,301,919
Earnings per share, weighted average common shares outstanding           $   0.7978
Earnings per common and common equivalent share                              0.7967
   Dilution percentage                                           0.14%*

* Reduction of less than 3% in the aggregate is not considered dilution; financial statement presentation of fully diluted earnings per share is not required. Primary earnings per share is presented based on weighted average number of common shares outstanding.